Exhibit 99.1
McKernan to Become Non-Executive Chairman and West to become President and CFO of Education Management
Pittsburgh, PA, December 15, 2008— Education Management LLC announced today that John R. McKernan, Jr., Executive Chairman of its Board of Directors, will become non-executive Chairman effective as of January 1, 2009. In his new position, Mr. McKernan will assist Chief Executive Officer Todd S. Nelson on strategic and governmental matters.
“Todd is doing a tremendous job as Chief Executive Officer of our company,” said Mr. McKernan.  “I look forward to cutting back somewhat on my day-to-day involvement but continuing to work with Todd and our management team on positioning strategies to allow us to take advantage of the numerous avenues we see to further grow our company.”
Mr. Nelson stated, “Education Management is a special company and a leader in the post-secondary education industry.  I believe we have enormous opportunities ahead, and I look forward to Jock’s continued counsel and assistance as an active non-executive Chairman as we refine and execute on our strategic plans.”
Mr. McKernan served as Chairman and Chief Executive Officer of Education Management from September 2003 until becoming Executive Chairman in February 2007.
Education Management also announced the appointment of Edward H. West as President and Chief Financial Officer.  Mr. West currently serves as Executive Vice President and Chief Financial Officer.  Mr. Nelson stated, “Ed has done an excellent job as Chief Financial Officer and Executive Vice President.  We are pleased to have him now as President and Chief Financial Officer and look forward to his increased role at the Company.”
Mr. McKernan and Mr. West will assume similar positions with Education Management Corporation, indirect parent of Education Management LLC.
About Education Management
Education Management ( www.edmc.com ), with over 110,800 students as of October 2008, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 88 locations in 28 U.S. states and Canada.  We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students.  Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.